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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)*


                         Enviro-Clean of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, Par Value $0.0001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  29403T 10 8
                        ------------------------------
                                 (CUSIP Number)

                                 July 6, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================


  CUSIP NO.

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Richard Kandel
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,300,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                50,400
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,300,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             50,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,350,400*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      23.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

===============================================================================
Item 1

     (a) Name of Issuer

         Enviro-Clean of America, Inc.

     (b) Address of Issuer's Principal Executive Offices

         1023 Morales Street
         San Antonio, Texas  78207



Item 2

     (a) Name of Person Filing

         Richard Kandel

     (b) Address of Principal Business Office or, if none, Residence

         211 Park Avenue
         Hicksville, New York 11801

     (c) Citizenship

         United States citizen

     (d) Title of Class of Securities

         Common Stock, Par Value $0.001

     (e) CUSIP Number

         29403T 10 8

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  1,350,400

     (b)  Percent of class:  23.8%


     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote  1,300,000

          (ii)  Shared power to vote or to direct the vote 50,400

          (iii) Sole power to dispose or to direct the disposition of 1,300,000

          (iv)  Shared power to dispose or to direct the disposition of  50,400

===============================================================================

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.


Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.


Item 9.  Notice of Dissolution of a Group

         Not Applicable.


Item 10. Certification

         Not Applicable.

         *Includes 50,400 warrants held in the name of Richard Kandel's children.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                             08/07/01
                                              ----------------------------------
                                              Date

                                                       /s/  Richard Kandel
                                              ----------------------------------
                                              Signature


                                              ----------------------------------
                                                          Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)
Instruction: Dissolution of a group requires a response to this item.